EXHIBIT 99.1
Syntax-Brillian CEO Voluntarily Reduces Compensation
TEMPE, Ariz.—April 1, 2008—Syntax-Brillian Corporation (NASDAQ:BRLC) President and Chief Executive Officer James Li today announced that he will voluntarily reduce his annual base salary to $1, effective April 1, 2008 until the company resolves its current challenges as a demonstration of his commitment to support the company’s turnaround plan that is now in progress.
Commenting, Li, founder of Syntax and the Olevia LCD HDTV brand and Chief Executive Officer of Syntax-Brillian, said, “We remain focused on the near term goal of rebuilding the financial infrastructure in order to properly capitalize the company. We greatly appreciate the ongoing support we are receiving from our worldwide suppliers, channel partners and dedicated employees during these difficult times. Their continued faith and trust in our company underpins my confidence both in the near and long term as we continue to enhance our position as a leading player in the consumer electronics industry.”
“With this in mind, while we are working through our near-term challenges, we also remain focused on continuing to manufacture our award-winning brand of Olevia LCD HDTVs at production facilities in Taiwan, China and the United States,” Li continued. “I am pleased to report that we are experiencing positive momentum from our national, regional and online retail partners, and that there has been a continued flow of orders. To maintain the growth of the business, we are enhancing our supply chain operations and engineering our next generation of 1080p and 120 Hz Olevia LCD HDTVs, Vivitar digital cameras and other digital entertainment products that are scheduled for availability throughout 2008.”
“The management team and I are fully committed to ensuring the success of Syntax-Brillian and we maintain focused on our goal of delivering long-term shareholder value. I would like to thank our investors and shareholders for their continued support.”
About Syntax-Brillian Corporation:
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD HDTVs, digital cameras, and consumer electronics products. The Company’s lead products include its Olevia™ brand (www.Olevia.com) high-definition widescreen LCD televisions — one of the fastest growing global TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the Company as a market leader in consumer digital entertainment products.
Forward-looking Statements:
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include changes in markets for the Company’s products; changes in the market for customers’ products; the failure of the Company’s products to deliver commercially acceptable performance; the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner; and other risks detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequent filings with the Securities and Exchange Commission.

Brillian and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
Contact:
Syntax-Brillian Corporation
Pattie Adams, (909) 859-8432 (Media)
pattie.adams@syntaxbrillian.com
Investor Relations, (909) 859-8445
investor.relations@syntaxbrillian.com